Exhibit 21

CURRENT ORGANIZATIONAL CHART

TC Federal Bank (a Federal Savings Bank)

PRO FORMA ORGANIZATION CHART

TC BANCSHARES, INC. (a Georgia Corporation)
100%
TC Federal Bank (a Federal Savings Bank)